 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2019

CVR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On January 29, 2019, CVR Energy, Inc. (the “Company”), entered into the Credit Agreement (the “Credit Agreement”) among the Company, Jefferies Finance LLC, as Administrative Agent, Collateral Agent and Sole Lead Arranger, and the lenders party thereto to provide for a term loan credit facility in an aggregate principal amount up to $105,000,000. The Credit Agreement matures on March 10, 2019.

The term loan credit facility bears interest at the Company’s option, at (a) for any day, the fluctuating rate per annum of interest equal to the greatest of (i) the U.S. prime lending rate as published by The Wall Street Journal (or any successor publication) in effect on such day, (ii) the federal funds rate in effect on such day plus ½ of 1.00% and (iii) LIBOR for a one-month period plus 1.00% (subject in each case to a floor of 0.0%), plus 0.50% or (b) LIBOR, plus 1.50%.

The Credit Agreement contains various covenants that may limit, among other things, the Company’s ability to incur indebtedness, make distributions or dividends, grant liens, make investments, repay or amend the terms of certain other indebtedness, merge or consolidate, sell assets, and engage in transactions with affiliates (in each case subject to certain customary exceptions).

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain of the lenders or their respective affiliates have performed investment banking, financial advisory and commercial banking services for the Company and certain of its affiliates, for which they have received customary compensation, and they may continue to do so in the future.

Supplemental Indenture

On January 29, 2019, the Company entered into the First Supplemental Indenture (the “Supplemental Indenture”), among the Company, CVR Refining, LLC (“CVRR LLC”), a Delaware limited liability company and a wholly owned subsidiary of CVR Refining, LP, a Delaware limited partnership (the “Partnership”), Coffeyville Finance Inc., a Delaware corporation and a wholly owned subsidiary of the Partnership (together with CVRR LLC, the “Issuers”), the guarantors named therein and Wells Fargo Bank, National Association, as trustee, to the indenture dated as of October 23, 2012, relating to the 6.500% senior notes due 2022 (the “Notes”) of the Issuers (the “Indenture”). Pursuant to the Supplemental Indenture, the Company will unconditionally guarantee the Issuers’ obligations under the Notes and the Indenture. The foregoing description of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the complete text of the Supplemental Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K (relating to the Credit Agreement and the Supplemental Indenture) is incorporated by reference into this Item 2.03.

Item 7.01

On January 29, 2019, the Company issued a press release announcing the completion of the Purchase (as defined below). The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information under this Item 7.01 and in Exhibit 99.1 in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information under this Item 7.01 and in Exhibit 99.1 in this

Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 8.01                   Other Events.

On January 29, 2019 (the “Purchase Date”), the Company completed its previously announced purchase (the “Call Right Purchase”) of all of the issued and outstanding common units (“Common Units”) representing limited partner interests in the Partnership not already owned by CVR Refining GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), or the General Partner’s affiliates for a cash purchase price, determined in accordance with the Partnership’s First Amended and Restated Agreement of Limited Partnership, as amended (the “Limited Partnership Agreement”), of $10.50 per unit (the “Call Price”), or $240,545,865 in the aggregate. The Call Right Purchase was conducted in accordance with Article XV of the Limited Partnership Agreement.

Also on the Purchase Date, the Company completed its previously announced purchase of all of the Common Units held by American Entertainment Properties Corp. and Icahn Enterprises Holdings L.P. for a cash purchase price per unit equal to the Call Price, or $60,375,000 in the aggregate (the “IEP Purchase,” and together with the Call Purchase, the “Purchase”). Following completion of the Purchase, the Company, now owns, directly and indirectly, 100 percent of the Common Units and there is no longer a public market for the Common Units.

Item 9.01                   Financial Statements and Exhibits.

(d)   Exhibits:

Exhibit No.
4.1

First Supplemental Indenture, dated as of January 29, 2019, among CVR Energy Inc., CVR Refining, LLC, Coffeyville Finance Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

10.1	Credit Agreement, dated as of January 29, 2019, by and among CVR Energy, Inc., Jefferies Finance LLC, and the Lenders party thereto.
99.1	CVR Energy, Inc. Press Release, issued January 29, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2019

CVR Energy, Inc.

By:	/s/ Tracy D. Jackson
Tracy D. Jackson
Executive Vice President and Chief Financial Officer